Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: October 7, 2021	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SEPTEMBER 2021 NET SALES AND ANNOUNCES THE PLANNED RETIREMENT OF VICE PRESIDENT OF SUPPLY CHAIN AND MERCHANDISING OPERATIONS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that comparable store net sales, for stores open at least one year, for the 5-week period ended October 2, 2021 increased 17.8 percent from comparable store net sales for the 5-week period ended October 3, 2020. Net sales for the 5-week fiscal month ended October 2, 2021 increased 17.3 percent to $111.2 million from net sales of $94.9 million for the prior year 5-week fiscal month ended October 3, 2020.

Comparable store net sales year-to-date for the 35-week period ended October 2, 2021 increased 61.8 percent from comparable store net sales for the 35-week period ended October 3, 2020. Net sales for the 35-week fiscal period ended October 2, 2021 increased 62.0 percent to $817.1 million from net sales of $504.4 million for the prior year 35-week fiscal period ended October 3, 2020.

The Company also announced today that Diane L. Applegate, Vice President of Supply Chain and Merchandising Operations, will retire from her position with the Company at the end of the current fiscal year. Ms. Applegate joined the Company in August 1983 and has served in various roles of increasing responsibility on the merchandise operations and e-commerce/distribution teams. She was appointed to her current position in December 2014. Dennis H. Nelson, President and Chief Executive Officer, commented “I would like to thank Diane for her 38 years of dedicated service to Buckle, her outstanding teamwork, and the impact she has had across so many aspects of Buckle’s operations.”

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 442 retail stores in 42 states compared to 446 stores in 42 states as of October 7, 2020.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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